Exhibit 99.1

For Immediate Release

Cleantech Solutions International Reports Third Quarter 2013 Results

Wuxi, Jiangsu Province, China – November 13, 2013 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies used in various clean technology and manufacturing industries and textile dyeing and finishing machines, today announced its financial results for the three and nine months ended September 30, 2013.

“In the third quarter, we saw modest growth in revenue, were profitable and generated strong operating cash flow.   Our dyeing machine segment continued to perform well, supported by growing adoption of our low-emission airflow dyeing machines.  This increase was offset by a decrease in sales of forged rolled rings and related products for industries other than the wind power industry,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions. “We are in the process of installing equipment that will expand capacity of our dyeing equipment segment and allow us to produce new, higher-end machines that we expect to drive improvements in our competitive position and financial results in 2014.  We are also encouraged by recent discussions with our solar customer and expect to see some traction in this area soon, although we did not generate any revenue from solar products during the third quarter and we have no backlog of orders from these products.”

Third Quarter 2013 Results

Revenue for the third quarter of 2013 increased 5.0% to $18.2 million, compared to $17.3 million for the same period of 2012.

Revenue growth was primarily driven by sales of dyeing and finishing equipment due to demand for the Company’s low-emission airflow dyeing machines, which meet the policies of local PRC governments to phase out obsolete equipment and reduce pollution from the dyeing process.  In addition, the Company experienced a modest increase in sales for forged rolled rings and related products for customers in the wind power industry, which was offset by a decline in sales of forged products from customers in other industries.

The increase in revenue is summarized as follows:

•	Revenue from the dyeing and finishing equipment segment increased 26.2% to $9.5 million, compared to $7.5 million for the third quarter of 2012.

•	Revenue from the sale of forged rolled rings to other industries decreased 24.4% to $5.0 million, compared with $6.6 million for the comparable period of the prior year.

•	Revenue from the sale of forged rolled rings for the wind power industry rose 16.0% to $3.7 million, compared to $3.2 million for the comparable period last year.

Gross profit for the third quarter of 2013 increased 7.3% to $4.6 million, compared to $4.3 million for the same period in 2012.  Gross margin increased to 25.5% during the third quarter of 2013 compared to 24.9% for the same period a year ago. The increase in gross margin for the third quarter was primarily attributable to (i) increased operational and cost efficiencies for forged rolled rings and related products segment, including the allocation of fixed costs primarily consisting of depreciation, to cost of revenues as the Company operated at higher production levels and (ii) a slight decrease in raw materials costs in both the forged rolled rings and related products and dyeing equipment segments.

Operating expenses rose 28.1% to $1.4 million, compared to $1.1 million in the comparable period last year. The increase was primarily due to bad debt expense, partially offset by lower depreciation expenses resulting from the classification of certain equipment as held for sale in the fourth quarter of 2012, on which depreciation was taken in the third quarter of 2012 but not in the third quarter of 2013.

Selling, general and administrative expenses for the three months ended September 30, 2013 rose 78.1% to $1.3 million, primarily due to a $0.4 million bad debt expense, an increase in stock based compensation expenses and an increase in research and development expense related to the Company’s new dyeing equipment.

Operating income was $3.2 million, unchanged from the same period of 2012. Operating margin was 17.6% compared to 18.5% in the third quarter last year.

Adjusted EBITDA, a non-GAAP measurement, which adds back to net income interest expense, income tax, depreciation and amortization, was $4.9 million, which is the same as for the third quarter last year.  The calculation of adjusted EBITDA is shown in a table following the financial tables.

Net income for the third quarter of 2013 was $2.1 million, or $0.61 per diluted share, compared to $2.4 million, or $0.88 per diluted share, in the third quarter of 2012.  Diluted earnings per share were calculated using diluted weighted average shares of 3,479,646 and 2,667,017 for the three months ended September 30, 2013 and 2012, respectively.  All share and per share information has been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Nine Month Results

For the nine months ended September 30, 2013, revenue increased 24.6% to $49.3 million from $39.6 million in the first nine months of 2012. Gross profit increased 32.0% to $11.7 million, compared to $8.9 million in the same period last year. Gross margin for first nine months of 2013 was 23.8%, compared to 22.5% in the first nine months of 2012. Operating income increased 53.2% to $8.6 million from $5.6 million in the first nine months of 2012.  Adjusted EBITDA, a non-GAAP measurement which adds interest expense, income tax, warrant modification expense (which was incurred in the first quarter of 2012), depreciation and amortization back to net income, was $13.6 million, compared to $10.5 million in the first nine months of 2012.  Net income was $6.1 million, or $1.95 per diluted share, up from $3.7 million, or $1.42 per diluted share, in the first nine months of 2012.  All share and per share information have been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Financial Condition

As of September 30, 2013, Cleantech Solutions held cash and cash equivalents of $2.2 million compared with $1.4 million at December 31, 2012.  Accounts receivable were $11.5 million and total current assets of $23.6 million as of September 30, 2013. The Company had $3.1 million in short-term bank loans payable at September 30, 2013, up from $2.2 million at December 31, 2012.   Stockholders’ equity was $88.8 million at September 30, 2013.

In the first nine months of 2013, the Company generated $7.9 million in cash flow from operations. The increase in short term loans, combined with $2.4 million in net proceeds from the sale of shares issued in the second and third quarters of 2013 and cash flow from operations was used to fund approximately $9.9 million in capital expenditures to expand production capabilities and purchase equipment for the Company’s dyeing and finishing equipment segment.

Upcoming Events

Cleantech Solutions will hold its annual meeting of stockholders on December 10, 2013.  The board of directors has fixed the close of business on October 23, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.  The proxy statement is available on the SEC’s website and Company’s website at http://www.cleantechsolutionsinternational.com/sec.php.

Business Outlook

Based on current and anticipated orders, for the full year ending December 31, 2013, the Company expects revenue in the range of $60 - $62 million and net income in the range of $8.0 - $8.5 million, excluding the impact of any year-end adjustments to the carrying value of equipment held for sale.

“As we approach the end of 2013, we expect our dyeing machine segment to continue to be our main revenue driver in the fourth quarter and beyond.  We are encouraged by the improving Chinese economy although tight credit conditions are likely to persist. This is causing many manufacturers to focus on the quality and durability of their equipment purchases rather than price alone.  We believe our new line of high-end airflow and traditional dyeing machines and our after treatment compacting machine position our Company for further growth in 2014.”

“We are also hopeful that we will secure orders for solar products in the near future and for our new oil and gas products in 2014, although we cannot predict the timing or extent of any sales.  The wind power market continues to face near-term challenges, and we expect sales to customers in this industry to remain near current levels.  We will continue to utilize our assets and modify our product lines with a view of achieving strong financial performance and respond to the needs of heavy equipment and clean technology industries,” Mr. Wu concluded.

Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Time on Wednesday, November 13, 2013 to discuss financial results for the third quarter ended September 30, 2013.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 870-4263. International callers should dial (412) 397-0790.

If you are unable to participate in the conference call at this time, a replay will be available starting an hour after the conference call through 10:00 A.M. ET November 20, 2013. To access the replay, dial (877) 344-7529. International callers dial (412) 317-0088, and enter conference number: 10036945.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies used in various clean technology and manufacturing industries and textile dyeing and finishing machines. The Company supplies forging products, fabricated products and machining services to a range of clean technology and manufacturing customers and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein and in the conference call referred to in this press release as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended September 30, 2013.  All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:
Cleantech Solutions International, Inc.
Adam Wasserman, CFO
E-mail: adamw@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

Compass Investor Relations
Elaine Ketchmere, CFA
Email: eketchmere@compass-ir.com
Web:  www.compassinvestorrelations.com

- Financial Tables Follow-

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

REVENUES	$18,213,508	$17,343,723	$49,312,341	$39,585,815

COST OF REVENUES	13,576,808	13,024,265	37,572,531	30,689,436

GROSS PROFIT	4,636,700	4,319,458	11,739,810	8,896,379

OPERATING EXPENSES:
Depreciation	109,652	373,896	461,539	1,122,432
Selling, general and administrative	1,316,925	739,386	2,675,076	2,157,053

Total Operating Expenses	1,426,577	1,113,282	3,136,615	3,279,485

INCOME FROM OPERATIONS	3,210,123	3,206,176	8,603,195	5,616,894

OTHER INCOME (EXPENSE):
Interest income	14,840	5,069	16,009	10,919
Interest expense	(74,638)	(84,289)	(244,291)	(244,685)
Foreign currency (loss) gain	(9,821)	1,251	(15,800)	6,642
Warrant modification expense	-	-	-	(235,133)
Other income	5,933	51,523	43,015	64,803

Total Other Income (Expense), net	(63,686)	(26,446)	(201,067)	(397,454)

INCOME BEFORE INCOME TAXES	3,146,437	3,179,730	8,402,128	5,219,440

INCOME TAXES	1,015,701	824,628	2,326,239	1,490,173

NET INCOME	$2,130,736	$2,355,102	$6,075,889	$3,729,267

COMPREHENSIVE INCOME:
NET INCOME	$2,130,736	$2,355,102	$6,075,889	$3,729,267

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain (loss)	516,244	(169,625)	2,161,711	342,015

COMPREHENSIVE INCOME	$2,646,980	$2,185,477	$8,237,600	$4,071,282

NET INCOME PER COMMON SHARE:
Basic	$0.61	$0.88	$1.95	$1.51
Diluted	$0.61	$0.88	$1.95	$1.42

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	3,479,646	2,667,017	3,112,148	2,469,818
Diluted	3,479,646	2,667,017	3,112,148	2,617,798

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,223,017	$1,445,728
Restricted cash	796,567	-
Notes receivable	485,793	88,029
Accounts receivable, net of allowance for doubtful accounts	11,545,834	10,078,623
Inventories, net of reserve for obsolete inventory	6,216,215	5,897,555
Advances to suppliers	1,303,911	593,104
Prepaid VAT on purchases	830,361	542,032
Prepaid expenses and other	227,651	428,326

Total Current Assets	23,629,349	19,073,397

PROPERTY AND EQUIPMENT - net	66,699,091	59,436,100

OTHER ASSETS:
Deferred tax assets	566,666	551,890
Equipment held for sale	7,309,150	7,118,555
Land use rights, net	3,784,841	3,756,342

Total Assets	$101,989,097	$89,936,284

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$3,088,728	$2,216,558
Bank acceptance notes payable	796,567	-
Accounts payable	5,494,461	5,474,479
Accrued expenses	552,758	986,824
Capital lease obligation - current portion	-	251,413
Advances from customers	2,210,102	1,851,987
VAT and service taxes payable	-	206,527
Income taxes payable	1,069,434	822,082

Total Current Liabilities	13,212,050	11,809,870

OTHER LIABILITIES:
Capital lease obligation - net of current portion	-	132,756

Total Liabilities	13,212,050	11,942,626

STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized; 0 share issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	-	-
Common stock ($0.001 par value; 50,000,000 shares authorized; 3,503,502 and 2,894,586 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	3,503	2,894
Additional paid-in capital	31,532,308	28,987,128
Retained earnings	44,200,317	38,401,734
Statutory reserve	2,757,044	2,479,738
Accumulated other comprehensive gain - foreign currency translation adjustment	10,283,875	8,122,164

Total Stockholders' Equity	88,777,047	77,993,658

Total Liabilities and Stockholders' Equity	$101,989,097	$89,936,284

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,075,889	$3,729,267
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	4,882,899	4,719,769
Amortization of land use rights	71,261	70,068
Increase (decrease) in allowance for doubtful accounts	76,784	(46,616)
Warrant modification expense	-	235,133
Stock-based compensation expense	278,034	129,030
Changes in operating assets and liabilities:
Notes receivable	(390,950)	(112,209)
Accounts receivable	(1,260,651)	(3,368,092)
Inventories	(158,944)	(1,925,810)
Prepaid value-added taxes on purchases	(270,730)	844,969
Prepaid and other current assets	82,378	(41,315)
Advances to suppliers	(687,094)	(627,455)
Accounts payable	(672,461)	1,310,123
Accrued expenses	(451,672)	(49,578)
VAT and service taxes payable	(209,667)	-
Income taxes payable	222,801	289,230
Advances from customers	305,052	668,446

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,892,929	5,824,960

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,943,309)	(6,334,776)

NET CASH USED IN INVESTING ACTIVITIES	(9,943,309)	(6,334,776)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(390,009)	(205,509)
Proceeds from bank loans	4,821,973	2,686,706
Repayments of bank loans	(4,018,311)	(2,370,623)
(Increase) decrease in restricted cash	(787,589)	316,083
Increase (decrease) in bank acceptance notes payable	787,589	(316,083)
Net proceeds from sale of common stock	2,388,589	-
Proceeds from exercise of warrants	-	198,142

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,802,242	308,716

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	25,427	3,898

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	777,289	(197,202)

CASH AND CASH EQUIVALENTS - beginning of period	1,445,728	1,152,607

CASH AND CASH EQUIVALENTS - end of period	$2,223,017	$955,405

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$244,291	$244,685
Income taxes	$2,103,438	$1,200,944

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired on credit as payable	$547,294	$-
Series A preferred converted to common shares	$-	$13,198
Common stock issued for future service	$78,600	$27,440

Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$2,130,736	$2,355,102	$6,075,889	$3,729,267
Add: income tax	1,015,701	824,628	2,326,239	1,490,173
Add: interest expense	74,638	84,289	244,291	244,685
Add: warrant modification expense	-	-	-	235,133
Add: depreciation and amortization	1,685,694	1,650,599	4,954,160	4,789,837
Adjusted EBITDA	$4,906,769	$4,914,618	$13,600,579	$10,489,095

Reconciliation of Non GAAP Operating Income, Net Income and EPS
(Amounts expressed in US$)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Net income	$2,130,736	$2,355,102	$6,075,889	$3,729,267
Add: warrant modification expense	-	-	-	235,133
Adjusted net income	$2,130,736	$2,355,102	$6,075,889	$3,964,400

Weighted average shares - diluted	3,479,646	2,667,017	3,112,148	2,617,798
Adjusted diluted EPS	$0.61	$0.88	$1.95	$1.51

###